Exhibit 99.1

Zoran Corporation:
Karl Schneider	Bonnie McBride (Investors)
Chief Financial Officer	(415) 388-1635
(408) 523-6500	bmcbride@hfgcg.com
ir@zoran.com

Company Web Site:
www.zoran.com

ZORAN CORPORATION REPORTS FOURTH QUARTER
AND 2004 YEAR END RESULTS

Company achieves significant annual revenue growth of 75 percent driven by strength in each of its core market segments: DVD, DTV, digital camera, printers

Restatement of GAAP results for the first, second and third quarter narrows previously reported per share losses by $0.02, $0.03 and $0.02, respectively

SUNNYVALE, Calif.  (January 27, 2005) — Zoran Corporation (Nasdaq NM: ZRAN), a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets, today reported results for its fourth quarter and year ended December 31, 2004.

Revenues for the fourth quarter were $74.8 million, compared with $119.7 million last quarter and $66.5 million for the same quarter in 2003.  Under generally accepted accounting principles, the Company reported a net loss for the fourth quarter of $30.1 million, or $0.70 per share, compared with a net loss of $2.6 million, or $0.06 per share, for the previous quarter and a net loss of $17.9 million, or $0.42 per share, for the fourth quarter last year.  Included in the net loss for the quarter were charges of $13.1 million related to the acquisitions of Oak Technology and Emblaze Semiconductor for certain ongoing expenses such as the amortization of purchased intangible assets and deferred stock compensation and $746,000 in restructuring charges for the discontinuation of the CMOS image sensor product line. In addition, the Company recorded charges of $14.5 million in inventory write downs of which $508,000 was attributable to products from the discontinued CMOS image sensor product line and $14.0 million attributable to excess inventory of DVD products.

Pro forma net loss for the fourth quarter was $16.3 million, or $0.38 per share which excludes amortization of acquisition-related purchased intangibles, deferred stock compensation and restructuring charges from reported operating expenses. Included in the pro forma net loss were charges of $14.5 million in inventory write downs described above.  Excluding these inventory charges, pro forma net loss would have been $1.8 million or, $0.04 per share.  This compares to pro forma net income of $10.6 million, or $0.24 per diluted share for the previous quarter and $1.4 million, or $0.03 per diluted share for the fourth quarter of 2003.

For the full year 2004, total revenue increased to $378.9 million, up from $216.5 million for 2003.  Under GAAP, the Company reported a net loss of $47.4 million, or $1.11 per share, compared to a net loss of $68.0 million, or $2.05 per share, in 2003.  Included in the net loss for the year are charges related to the acquisition of Oak Technology and Emblaze Semiconductor for certain ongoing expenses such as the amortization of intangible assets and acquisition-related deferred stock compensation of $49.4 million, the aforementioned $746,000 restructuring charge, and $14.5 million in inventory charges taken in the fourth quarter.

Pro forma net income for 2004, which excludes amortization of acquisition-related purchased intangibles, deferred stock compensation and restructuring charges from reported operating expenses, but includes the inventory write down charges described above, was $2.8 million, or $0.06 per diluted share.  Excluding the inventory write down charges, pro forma net income would have been $17.3 million, or $0.39 per diluted share.  This compares with pro forma net income of $16.0 million, or $0.46 per diluted share for the full year 2003.

The Company also announced today that as a result of adjustments made to correct previously reported deferred stock compensation charges related to the purchase accounting for options assumed as part of the acquisition of Oak Technology in 2003, it is restating the financial results previously reported under GAAP for the first, second and third quarters of 2004.  In previous periods, the Company recognized excess expenses related to options that had been assumed pursuant to the acquisition and as to which the Company had continued to recognize expenses relating to the vesting of the options after such vesting had ceased.   The adjustments required to eliminate these charges reduced losses previously reported for each quarter.  Specifically, first quarter GAAP net loss is now $10.0 million, or $0.23 per share, compared to previously reported results of $10.7 million, or $0.25 per share; second quarter GAAP net loss is now $4.6 million, or $0.11 per share, compared to $6.1 million, or $0.14 per share; and, third quarter GAAP net loss is now $2.6 million, or $0.06 per share, compared to previously reported results of $3.5 million, or $0.08 per share.  The effect on periods in 2003 was not material and therefore no adjustment was made.  In addition, these corrections in deferred stock compensation do not affect Zoran’s 2004 pro forma results as previously reported, revenue, other operating expenses or cash flows nor do they in any way affect the Company’s financial strength, business prospects or earnings outlook for 2005 or beyond.

 “Zoran achieved many key objectives in 2004,” said Dr. Levy Gerzberg, Zoran’s president and chief executive officer. “While the DVD market continues to be challenging due to ongoing inventory issues, pricing pressure and increased competition, we gained market share and solidified our position as a leader in this space.  We achieved record annual revenues in each of our major markets: DVD, digital TV, digital cameras and multifunction printers.  While we expect the challenging conditions in the DVD market to continue to impact our business in the near term, Zoran is poised to take advantage of the growing digital entertainment and digital imaging markets as we enter 2005.”

Recent Highlights

•      Zoran solutions powered over 200 products at the Consumer Electronics Show Jan 6-9 earlier this month in Las Vegas. Several customer products using Zoran’s DTV and DVD solutions were Innovation award winners.

•      Zoran announced that its Activa 100 MPEG encoder and Vaddis 5R advanced DVD multimedia processor power Orion’s new lineup of DVD-R/RW + VCR recorders, now available under various OEM brands worldwide.

•      Zoran announced that its Activa 100 MPEG encoder and Vaddis 5R advanced DVD multimedia processor power Pioneer’s new combo DVD-VCR recorder models, now available worldwide.

•      Zoran and YesVideo, Inc. announced a partnership to integrate YesVideo’s innovative YesDVD video authoring technology with Zoran’s DVD Recorder reference platform.

•      Zoran announced the introduction of its eighth-generation Vaddis 8 DVD Multimedia Processor family. The Vaddis 8 product family is the world’s first fully digital end-to-end solution for DVD players, including a digital RF, servo, read channel, and multimedia decoder.

•      Zoran announced it is shipping Vaddis 862 DVD processors to Samsung Electronics, one of the world’s leading manufacturers of consumer electronics products, for its new DVD player models.

•      Zoran announced that it has integrated the capabilities of five separate components into its new SupraHD family of high definition television processors including the video decoder, HDMI receiver, 1394, audio DAC, and an advanced video processing engine to control and directly drive LCD and other high definition television displays.

•      Zoran announced that its Generation9 integrated high definition display processor powers Samsung Electronics’ Blu-Ray Disc (BD-R1000) recorder that is the first to record and playback Blu-Ray, DVD and CD formats with a single optical pickup.

•      Zoran announced that its Generation9 Elite system solution powers Maspro’s DST22 digital cable set top box, a JCL (Japan Cable Labs) standard compliant product, targeted for Japan and overseas markets.

•      Zoran announced the launch of a new product family targeted at the multimedia mobile phone market. The APPROACH 4C coprocessor is the first in a new line of cost-effective solutions for accelerating multimedia applications in mobile phones.

•      Zoran announced the launch of its Integrated Print System (IPS) 7.0 software solution for OEMs of printers and multifunction peripherals.

Future Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

The Company is currently expecting first quarter 2005 revenues to range between $71 million and $74 million with gross margins ranging between 44 and 46 percent.  Operating expenses, excluding acquisition related costs, are expected to be in a range of $43 million to $45 million. The projected sequential increase in operating expenses is primarily the result of various non-recurring cost saving measures taken in the fourth quarter such as extended holiday shutdowns and the reversal of accruals made in previous quarters for annual performance incentives that were not met.  The pro forma net loss for the first quarter is expected to range between $0.17 and $0.25 per share, excluding acquisition-related costs of approximately $13 million.  The Company expects to record a GAAP net loss for the quarter of between $0.45 and $0.55 per share.

Zoran will provide more commentary on its fourth quarter results during the earnings conference call.

About Pro Forma Adjustments

To supplement the consolidated financial results prepared under generally accepted accounting principles (“GAAP”), the Company uses a pro forma measure of net income or loss that consists of GAAP net income or loss adjusted to exclude the impact of amortization of acquisition-related charges and other non-recurring charges and gains.

Pro forma net income gives an indication of the Company’s baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from pro forma non-GAAP measures used by other companies.

Earnings Conference Call

Zoran Corporation has scheduled a conference call for 5:00 p.m. ET today to discuss third quarter results.  To listen to the call, please call 617-614-3924 approximately five minutes prior to the start of the call.   For those who are not available to listen to the live conference call, a replay will be available via telephone from approximately 7:00 p.m. ET on January 27 until 7:00 p.m. ET on February 3. The access number for the replay is 617-801-6888; confirmation number 87836688.

Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties through the investor relations section of Zoran’s website at www.zoran.com. Please access the website at least fifteen minutes prior to the start of the call to register and to download, and install any necessary audio software.

Company Profile

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect and Share technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone, and multifunction peripheral printer products have received recognition for excellence and are now in millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

Forward-Looking Statements

This press release includes forward-looking statements that reflect the Company’s current view with respect to future events and financial performance. These forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements including risks associated with: the rapidly evolving markets for the Company’s products and uncertainty regarding the development of these markets; new product development, the ongoing introduction of new and enhanced products by the Company and its competitors and the transition from older products; intensive competition in markets in which the Company competes; the Company’s reliance on independent foundries and contractors for its wafer supplies and product assembly and testing and its ability to ramp up manufacturing capacity to meet changing customer requirements; the effects of changes in revenue and product mix on the Company’s gross margins; the Company’s historic dependence on sales to a limited number of large customers and fluctuations in customer and product mix among those customers; the dependence on key Company personnel; the reliance on international sales and operations, particularly the Company’s operations in Israel; potential problems related to the integration of the business and operations of Emblaze Semiconductor following its recent acquisition; the Company’s ability to operate such acquired business profitably; and the effects of general business and changing economic conditions on the markets that the Company serves. Further information regarding these and other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.

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ZORAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenues:
Hardware product revenues	$58,560	$56,978	$315,697	$200,239
Software and other revenues	16,204	9,566	63,167	16,289
Total revenues	74,764	66,544	378,864	216,528

Costs and expenses:
Cost of hardware product revenues	55,512	37,720	226,235	131,051
Research and development	20,843	17,513	82,245	40,402
Selling, general and administrative	16,965	14,348	67,086	40,379
Amortization of intangibles	12,330	10,547	45,358	18,950
Deferred stock compensation	742	3,835	4,051	6,281
Restructuring expense	746	—	746	—
Acquisition related expense	—	1,369	—	1,369
In-process research and development	—	—	—	50,100
Total costs and expenses	107,138	85,332	425,721	288,532

Operating loss	(32,374)	(18,788)	(46,857)	(72,004)

Interest & other income, net	411	1,023	1,043	5,389
Loss before income taxes	(31,963)	(17,765)	(45,814)	(66,615)

Provision for income taxes	(1,833)	155	1,540	1,363
Net loss	$(30,130)	$(17,920)	$(47,354)	$(67,978)

Basic net loss per share	$(0.70)	$(0.42)	$(1.11)	$(2.05)
Diluted net loss per share	$(0.70)	$(0.42)	$(1.11)	$(2.05)

Shares used to compute basic net loss per share	43,212	42,247	42,788	33,231
Shares used to compute diluted net loss per share	43,212	42,247	42,788	33,231

-more-

1

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenues:
Hardware product revenues	$58,560	$56,978	$315,697	$200,239
Software and other revenues	16,204	13,213	63,167	23,850
Total revenues	74,764	70,191	378,864	224,089

Costs and expenses:
Cost of hardware product revenues	55,512	37,720	226,235	131,051
Research and development	20,843	17,513	82,245	40,402
Selling, general and administrative	16,965	14,431	67,086	40,638
Total costs and expenses	93,320	69,664	375,566	212,091

Operating income (loss)	(18,556)	527	3,298	11,998

Interest & other income, net	411	1,023	1,043	5,389
Income (loss) before income taxes	(18,145)	1,550	4,341	17,387

Provision for income taxes	(1,833)	155	1,540	1,363
Net income (loss)	$(16,312)	$1,395	$2,801	$16,024

Basic net income (loss) per share	$(0.38)	$0.03	$0.07	$0.48
Diluted net income (loss) per share	$(0.38)	$0.03	$0.06	$0.46

Shares used to compute basic net income (loss) per share	43,212	42,247	42,788	33,231
Shares used to compute diluted net income (loss) per share	43,212	44,552	44,623	35,214

ZORAN CORPORATION
RECONCILIATION OF PRO FORMA NET INCOME TO GAAP NET LOSS
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Pro forma net income (loss)	$(16,312)	$1,395	$2,801	$16,024
Adjusting items to pro forma net income (loss):
Amortization of intangibles (1)	12,330	10,547	45,358	18,950
Deferred stock compensation (2)	742	3,835	4,051	6,281
Restructuring expense (3)	746	—	746	—
Acquisition related expense (4)	—	1,369	—	1,369
Software royalty revenue, net - purchase accounting adjustment (5)	—	3,564	—	7,302
In-process research and development (6)	—	—	—	50,100

GAAP net loss	$(30,130)	$(17,920)	$(47,354)	$(67,978)

(1) Amortization of intangible assets for the quarter and twelve month period ended December 31, 2004 is associated with the acquisition of Oak Technology, Inc. in August 2003 and Emblaze Semiconductor in July 2004. Amortization of intangible assets for the quarter and twelve month period ended December 31, 2003 is associated with the acquisitions of PixelCam Inc. in June 2000 and the acquisition of Nogatech Inc. in October of 2000 and the acquisition of Oak Technology, Inc. in August 2003.

(2) Deferred stock compensation is primarily a result of the acquisition of Oak Technology, Inc. in August 2003.

(3) For the quarter ended December 31, 2004, the Company recorded restructuring charges related to the reduction in force and estimated lease loss related to the abandonment of the Sensor product line.

(4) Final retention and performance based milestone payment related to the acquisition and transfer of the Teralogic business into Oak Technology.

(5) License revenues net of related sales commissions that would have been reported by Oak on a stand alone basis had the acquisition had not occurred. These revenues were reported and collected from customers during the quarters ended September 30, 2003 and December 31, 2003. However, because these revenues were historically reported one quarter in arrears, purchase accounting rules require us to include these revenues with the net assets acquired rather than continue to report them in Zoran’s post acquisition operating results on a GAAP basis. This temporary catch up adjustment for purchase accounting does not accurately reflect the ongoing operations or the implied underlying business trends. Accordingly for pro forma purposes, we have adjusted to report consistently as Oak would have reported.

(6) In-process research and development as a result of the acquisition of Oak Technology, Inc. in August 2003.

ZORAN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2004	2003

ASSETS

Current assets:
Cash and short-term investments	$70,413	$126,366
Accounts receivable, net	59,863	65,224
Inventory	50,033	16,805
Prepaid expenses & other current assets	14,130	12,151
Total current assets	194,439	220,546

Property & equipment, net	17,190	20,029
Other assets	68,619	73,686
Intangible assets, net	319,033	307,976

Total assets	$599,281	$622,237

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$34,017	$29,038
Accrued expenses and other liabilities	51,102	44,698
Total current liabilities	85,119	73,736

Long term liabilities	13,535	14,222

Stockholders’ equity:
Common Stock	43	42
Additional paid-in capital	705,661	703,812
Deferred stock-based compensation	(2,791)	(13,014)
Accumulated other comprehensive income (loss)	1,538	(91)
Accumulated deficit	(203,824)	(156,470)
Total stockholders’ equity	500,627	534,279

Total liabilities and stockholders’ equity	$599,281	$622,237

Contact: Karl Schneider, Chief Financial Officer of Zoran Corporation, 408-523-6500, or ir@zoran.com;
or Bonnie McBride (Investors, 415-388-1635, or bonnie@mcbridegrp.com)
Web site: http://www.zoran.com
(ZRAN )